Exhibit 99.1

Senseonics Holdings, Inc. Reports Fourth Quarter and Full Year 2020 Financial Results

March 04, 2021

GERMANTOWN, Md.--(BUSINESS WIRE)-- Senseonics Holdings, Inc. (NYSE American: SENS), a medical technology company focused on the development and commercialization of long-term, implantable  continuous glucose monitoring (CGM) systems for people with diabetes, today reported financial results for the quarter and full year ended December 31, 2020.

Recent Highlights & Accomplishments:

•	Generated fourth quarter 2020 revenue of $3.9 million primarily driven by orders to support the European installed base up to the Ascensia Diabetes Care commercial transition
•	Raised $175 million of proceeds from equity offerings in the first quarter of 2021 to strengthen the balance sheet
•	Ascensia Diabetes Care initiated Eversense® sales and marketing activities in Europe in select markets on February 1, 2021

•	Eversense implantable CGM CPT codes were added to the 2021 Medicare Physician Fee Schedule improving national reimbursement payment availability for implantable CGM systems and physician services
•	Reduced fourth quarter operating expenses by $13.8 million, compared to the prior year period, resulting from the execution of strategic cost reductions and the streamlined operational focus

“We are very pleased with our fourth quarter results, our commercial collaboration agreement with Ascensia, and the success of our recent financings. These steps conclude a strategically transformational year for Senseonics,” said Tim Goodnow, PhD, President and Chief Executive Officer of Senseonics. “We believe Ascensia’s commercial experience and global footprint will help grow the market for Eversense in 2021 and beyond. We are working with Ascensia to further expand commercial activity in the coming months. These collaborative efforts include developing plans for new programs designed to raise patient and provider awareness, reduce patient cost, and continually expand global access for Eversense.”

Fourth Quarter 2020 Results:

Total revenue for the quarter was $3.9 million compared to $9.0 million for the fourth quarter of 2019. U.S. revenue was $0.4 million and revenue outside the U.S. was $3.5 million.

Fourth quarter 2020 gross profit increased by $10.8 million year-over-year, to $2.6 million. The positive gross margin in the quarter was primarily due to the ability to fill resupply orders with existing written off inventory as existing patient reinsertion rates were above the expectations established in the first quarter of 2020 amid the onset of the COVID-19 pandemic.

Fourth quarter 2020 sales and marketing expenses decreased by $8.0 million year-over-year, to $3.0 million. The decrease was primarily due to the recent changes in our go-to-market strategy.

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Fourth quarter 2020 research and development expenses decreased by $5.1 million year-over-year, to $4.7 million. The decrease was primarily driven by lower clinical study costs and personnel related expenses.

Fourth quarter 2020 general and administrative expenses decreased by $0.7 million year-over-year, to $5.2 million. The decrease was primarily due to a decrease in miscellaneous general and administrative costs.

Net loss was $101.6 million, or $0.41 per share, in the fourth quarter of 2020, compared to $35.6 million, or $0.18 per share, in the fourth quarter of 2019. Net loss increased by $66.0 million due to a $90.6 million increase to other expenses primarily related to non-cash accounting charges resulting from the accounting for imbedded derivatives related to certain of the company financings, partially offset by a $24.6 million decrease in loss from operations.

Full Year 2020 Results:

Total revenue for 2020 was $4.9 million compared to total revenue of $21.3 million in 2019. U.S. revenue was $1.1 million. Revenue outside the U.S. was $3.8 million.

2020 gross profit increased by $2.1 million year-over-year, to ($17.4) million.

2020 sales and marketing expenses decreased by $29.0 million year-over-year, to $20.6 million. The decrease was primarily due to the recent changes in our go-to-market strategy.

2020 research and development expenses decreased by $18.0 million year-over-year, to $20.4 million. The decrease was primarily driven by lower clinical study costs and personnel related expenses.

2020 general and administrative expenses decreased by $2.4 million year-over-year, to $20.8 million. The decrease was primarily due to decrease in other general and administrative costs.

Net loss was $175.2 million, or $0.77 per share, in 2020, compared to $115.5 million, or $0.61 per share, in 2019. Net loss increased by $59.6 million due to a $111.2 million increase to other expenses primarily related to non-cash accounting entries for the company’s financings, partially offset by a $51.5 million decrease in loss from operations.

As of December 31, 2020, cash, cash equivalents and restricted cash were $18.2 million and outstanding indebtedness was $117.2 million. Cash, cash equivalents, and restricted cash rose to $187.3 million on January 31, 2021 following the equity financings completed in the first quarter of 2021.

2021 Financial Outlook

Global net revenue to Senseonics for the full year 2021 is expected to be in the range of $12.0 million to $15.0 million.

Conference Call and Webcast Information:

Company management will host a conference call at 4:30 pm (Eastern Time) today, March 4, 2021, to discuss these financial results and recent business developments. This conference call can be accessed live by telephone or through Senseonics’ website.

Live Teleconference Information:	Live Webcast Information:
Dial in number: 888-317-6003	Visit http://www.senseonics.com and select the
Entry Number: 3569931	“Investor Relations” section
International dial in: 412-317-6061

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A replay of the call can be accessed on Senseonics’ website http://www.senseonics.com under “Investor Relations.”

About Senseonics

Senseonics Holdings, Inc. is a medical technology company focused on the design, development and commercialization of transformational glucose monitoring products designed to help people with diabetes confidently live their lives with ease. Senseonics' CGM systems, Eversense® and Eversense® XL, include a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user's smartphone.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for Senseonics, including the revenue projections under “2021 Financial Outlook,” statements about the potential benefits of the Ascensia commercialization and collaboration agreement, including the ability of Ascensia to grow the market for Eversense, the future increase in patient and provider awareness of Eversense, reductions in patient costs and expansion of access to Eversense, and other statements containing the words “believe,” “expect,” “intend,” “may,” “projects,” “will,” “planned,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties in the development and regulatory approval processes for the 180-day Eversense product, uncertainties inherent in the commercial launch and commercial expansion of the product, uncertainties inherent in the transition of commercialization responsibilities to Ascensia, uncertainties in insurer, regulatory and administrative processes and decisions, uncertainties in the duration and severity of the COVID-19 pandemic, and such other factors as are set forth in the risk factors detailed in Senseonics’ Annual Report on Form 10-K for the year ended December 31, 2019, Senseonics’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 and Senseonics’ other filings with the SEC under the heading “Risk Factors.” In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

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Senseonics Holdings, Inc.

Consolidated Balance Sheets

(in thousands, except for share and per share data)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$18,005	$95,938
Restricted cash	200	—
Accounts receivable, net	565	3,239
Accounts receivable - related parties	2,421	7,140
Inventory, net	5,281	16,929
Prepaid expenses and other current assets	3,774	4,512
Total current assets	30,246	127,758

Option	1,886	—
Deposits and other assets	2,229	3,042
Property and equipment, net	1,557	2,001
Total assets	$35,918	$132,801

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,762	$4,285
Accrued expenses and other current liabilities	11,674	18,636
Term Loans, net	3,202	43,434
2025 Notes, net	—	60,353
Total current liabilities	16,638	126,708

Long-term debt and notes payables, net	57,216	11,800
Derivative liabilities	62,119	664
Options	39,734
Other liabilities	1,483	2,278
Total liabilities	177,190	141,450

Preferred stock and additional paid-in-capital, subject to possible redemption: $0.001 par value per share; 3,000 shares and 0 shares issued and outstanding as of December 31, 2020 and December 31, 2019	2,811	—
Total temporary equity	2,811	—

Commitments and contingencies

Stockholders’ deficit:
Common stock, $0.001 par value per share; 450,000,000 shares authorized; 265,582,688 and 203,452,812 shares issued and outstanding as of December 31, 2020 and 2019	266	203
Additional paid-in capital	504,162	464,491
Accumulated deficit	(648,511)	(473,343)
Total stockholders’ deficit	(144,083)	(8,649)
Total liabilities and stockholders’ deficit	$35,918	$132,801

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Senseonics Holdings, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except for share and per share data)

	Years Ended
	December 31,
	2020	2019	2018
Revenue, net	$1,368	$4,924	$2,039
Revenue, net - related parties	3,581	16,377	16,874
Total revenue	4,949	21,301	18,913
Cost of sales	22,315	40,749	27,059
Gross profit (loss)	(17,366)	(19,448)	(8,146)

Expenses:
Sales and marketing expenses	20,550	49,555	27,730
Research and development expenses	20,413	38,430	31,863
General and administrative expenses	20,801	23,229	19,839
Operating loss	(79,130)	(130,662)	(87,578)
Other (expense) income, net:
Interest income	175	1,933	2,001
Loss on fair value adjustment	(30,721)	—	—
Loss on extinguishment of debt	(21,112)	(398)	—
Loss on issuance of debt & other issuance costs	(12,706)	—	—
Interest expense	(16,167)	(11,799)	(8,282)
Debt issuance costs	(1,216)	(3,344)	—
Gain (Loss) on fair value and change in fair value of derivatives	(11,641)	29,232	209
Impairment costs	(2,339)
Other expense	(311)	(511)	(321)
Total other (expense) income, net	(96,038)	15,113	(6,393)

Net loss	(175,168)	(115,549)	(93,971)
Total comprehensive loss	$(175,168)	$(115,549)	$(93,971)

Basic and diluted net loss per common share	$(0.77)	$(0.61)	$(0.14)
Basic and diluted weighted-average shares outstanding	227,912,358	188,754,160	157,429,145

View source version on businesswire.com: https://www.businesswire.com/news/home/20210304006066/en/

Investor Contact

Lynn Lewis or Philip Taylor

Investor Relations

415-937-5406

Investors@senseonics.com

Senseonics Media Contact:

Mirasol Panlilio

301-556-1631

Source: Senseonics Holdings, Inc.

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